Exhibit 1

North American Palladium to Host Second Quarter 2013

Results Conference Call & Webcast on August 8

Toronto, Ontario, July 26, 2013 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE MKT: PAL) will host a conference call and live webcast with its management team on Thursday, August 8, 2013 at 8:30 a.m. ET to discuss NAP’s second quarter ended June 30, 2013 operating and financial results, as well as provide a corporate update.

The Company plans issue its 2013 first quarter results news release and quarterly report before market open on Thursday, August 8, 2013. The news release and quarterly report will be available on the Company’s website at www.nap.com.

Q2 2013 Conference Call & Webcast Details

Date: Time: Webcast: Live Call: Replay:	Thursday, August 8, 2013 8:30 a.m. ET www.nap.com 1-416-644-3417 or 1-877-974-0446 (Conference ID: 4633640) 1-416-640-1917 or 1-877-289-8525 (Conference ID: 4633640, followed by # sign)

The conference call replay will be available for 30 days after the live event. An archived audio webcast of the call will also be posted to NAP’s website.

About North American Palladium

NAP is an established precious metals producer that has been operating its flagship Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, and is currently undergoing a major expansion to increase production and reduce cash costs per ounce. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: camilla@nap.com

www.nap.com